Paychex Declares Quarterly Dividend and Authorizes

$400 Million Stock Repurchase

Rochester, N.Y. (January 19, 2024) – Paychex, Inc., a leading provider of integrated human capital management software solutions for human resources, employee benefits, insurance services, and payroll, today announced a quarterly dividend of $.89 per share payable February 27, 2024. The dividend is available to shareholders of record as of February 13, 2024.

Paychex also announced that the company’s board of directors have authorized the purchase of up to $400 million of its common stock beginning February 1, 2024. The authorization expires May 31, 2027.

“For decades, we’ve been committed to providing both exceptional value for our investors and industry leading experiences for our customers. Today’s dividend and stock repurchase announcements continue the company's history of providing exceptional shareholder value while making strategic investments in the long-term growth of Paychex,” said John Gibson, Paychex president and CEO.

In fiscal 2023, ended May 31, 2023, Paychex returned $1.2 billion in dividends, or 75% of net income, to shareholders.

About Paychex

Paychex, Inc. (Nasdaq: PAYX) is an industry-leading HCM company delivering a full suite of technology and advisory services in human resources, employee benefit solutions, insurance, and payroll. The company serves approximately 740,000 customers in the U.S. and Europe and pays one out of every 12 American private sector employees. The more than 16,000 people at Paychex are committed to helping businesses succeed and building thriving communities where they work and live. To learn more, visit www.paychex.com.

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Investor Relations Contact
Bob Schrader

Senior Vice President & Chief Financial Officer

585-383-3406

Terri Allen

585-383-3406

Media Contact

Chris Muller

Paychex, Inc.

585-338-4346

cmuller@paychex.com